                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                                (Amendment No. )

                    Under the Securities Exchange Act of 1934

                        Centennial HealthCare Corporation
          -------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
         ---------------------------------------------------------------
                         (Title of Class of Securities)

                                    150937100
        -----------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                  Joel Ackerman
                            Hilltopper Holding Corp.
                       c/o E.M. Warburg, Pincus & Co., LLC
                              466 Lexington Avenue
                            New York, New York 10017
                                 (212) 878-0600
      --------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                   Copies to:
William J. Hewitt, Esq.         Daryl R. Griswold, Esq      Sandra P. Barber
Reboul, MacMurray,              Centennial HealthCare       South Atlantic
Hewitt, Maynard &               Corporation                 Venture Funds
Kristol                         400 Perimeter Center        614 West Bay Street
45 Rockefeller Plaza            Terrace                     Tampa, FL 33606-2704
New York, NY 10111              Atlanta, GA 30346           (813) 253-2500
(212) 841-5700                  (770) 698-9040

                             Steven J. Gartner, Esq.
                              David K. Boston, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                               New York, NY 10019
                                 (212) 728-8000

                                February 24, 2000
         -------------------------------------------------------------
             (Date of Event which Requires Filing of this Schedule)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following: [ ]

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 2 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Equity Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
----------- --------------------------------------------------------------------
                 7      SOLE VOTING POWER

                        0
            --------- ----------------------------------------------------------
 NUMBER OF
   SHARES        8      SHARED VOTING POWER
BENEFICIALLY
  OWNED BY              5,505,623
   EACH
 REPORTING  --------- ----------------------------------------------------------
PERSON WITH      9      SOLE DISPOSITIVE POWER

                        0
            --------- ----------------------------------------------------------
                10      SHARED DISPOSITIVE POWER

                        0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 3 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners I, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Netherlands
----------- --------------------------------------------------------------------
                 7      SOLE VOTING POWER
                        0
            --------------------------------------------------------------------
 NUMBER OF
  SHARES        8       SHARED VOTING POWER
BENEFICIALLY
 OWNED BY               5,505,623
   EACH
 REPORTING     --------- -------------------------------------------------------
 PERSON WITH    9       SOLE DISPOSITIVE POWER

                        0
               -------- --------------------------------------------------------
                10      SHARED DISPOSITIVE POWER
                        0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 4 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners II, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Netherlands
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              5,505,623
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 5 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus Netherlands Equity Partners III, C.V.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              5,505,623
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

             46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 6 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Warburg, Pincus & Co.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              5,505,623
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 7 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1      NAME OF REPORT PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           E.M. Warburg, Pincus & Co., LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4      SOURCE OF FUNDS*

           Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              5,505,623
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
---------- ---------------------------------------------------------------------
   11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

           5,505,623 (See Item 5)
---------- ---------------------------------------------------------------------
    12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
           CERTAIN SHARES*                                                  [ ]

---------- ---------------------------------------------------------------------
   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           46%
---------- ---------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           OO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 8 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Hilltopper Holding Corp.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             5,505,623
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                0
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            5,505,623
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                       ------------------
CUSIP No.   150937100                                         Page 9 of 53 Pages
-----------------------                                       ------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Hilltopper Acquisition Corp.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Georgia
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              5,505,623
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            5,505,623
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            46%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            CO
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 10 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                    Welsh, Carson, Anderson & Stowe VI, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              2,520,193
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                2,520,193
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,520,193
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 11 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     WCAS VI Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*

            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED
 BY EACH REPORTING              2,520,193
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER

                                2,520,193
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER

                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON

            2,520,193 (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            21.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*

            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 12 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     WCAS Capital Partners II, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             246,896
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                246,896
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            246,896
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 13 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     WCAS Healthcare Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             81,384
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                81,384
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            81,384
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 14 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     WCAS HP Partners, L.P.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             81,384
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                81,384
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            81,384  (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 15 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON

            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                     WCAS CP II Partners
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             246,896
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                246,896
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            246,896
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            2.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 16 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Patrick J. Welsh
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             49,977
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                49,977
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            49,977
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 17 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Russell L. Carson
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
   4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             49,977
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                49,977
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            49,977
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 18 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Bruce K. Anderson
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             29,977
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                29,977
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER2
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            29,977
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.3%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 19 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Andrew M. Paul
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             12,707
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                12,707
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            12,707
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.1%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 20 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Robert A. Minicucci
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             10,772
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                10,772
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            10,772
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .09%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 21 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Paul B. Queally
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             705
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                705
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            705
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .006%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 22 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Thomas E. McInerney
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             10,000
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                10,000
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            10,000
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .08%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 23 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     South Atlantic Venture Fund II, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             798,963
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                798,963
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            798,963
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 24 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     South Atlantic Venture Fund III, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             206,214
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                206,214
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            206,214
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 25 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     The Burton Partnership, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            WC
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             187,500
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                187,500
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            187,500
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 26 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     South Atlantic Venture Partners II, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             798,963
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                798,963
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            798,963  (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            6.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 27 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     South Atlantic Venture Partners III, Limited Partnership
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             206,214
 BY EACH REPORTING
    PERSON WITH


                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                206,214
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            206,214  (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            PN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 28 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Donald W. Burton
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            Not Applicable
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             187,500
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                187,500
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            187,500  (See Item 5)
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            1.6%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 29 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     J. Stephen Eaton
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             1,115,371
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                1,115,371
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            1,115,371
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            9.4%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 30 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Lawrence W. Lepely, Jr.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             83,225
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                83,225
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            83,225
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.7%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 31 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Alan C. Dahl
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             92,792
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                92,792
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            92,792
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            0.8%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D

-----------------------                                      -------------------
CUSIP No.   150937100                                        Page 32 of 53 Pages
-----------------------                                      -------------------

----------- --------------------------------------------------------------------
    1       NAME OF REPORT PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                     Kent C. Fosha, Sr.
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP             (a) [ ]
                                                                         (b) [X]

----------- --------------------------------------------------------------------
    3       SEC USE ONLY

----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS*
            PF
----------- --------------------------------------------------------------------
    5       CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT
            TO ITEMS 2(d) or 2(e)                                            [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            U.S. Citizen
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER
                                0
                      --------- ------------------------------------------------
  NUMBER OF SHARES       8      SHARED VOTING POWER
 BENEFICIALLY OWNED             8,970
 BY EACH REPORTING
    PERSON WITH
                      --------- ------------------------------------------------
                         9      SOLE DISPOSITIVE POWER
                                8,970
                      --------- ------------------------------------------------
                        10      SHARED DISPOSITIVE POWER
                                0
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH PERSON
            8,970
----------- --------------------------------------------------------------------
    12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
            CERTAIN SHARES*                                                  [ ]

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
            .08%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON*
            IN
----------- --------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

     This Schedule 13D is being filed on behalf of:

     a. Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership ("WPEP"), Warburg, Pincus Netherlands Equity Partners I, C.V., a Netherlands limited partnership ("WPNEPI"), Warburg, Pincus Netherlands Equity Partners II, C.V., a Netherlands limited partnership ("WPNEPII"), Warburg, Pincus Netherlands Equity Partners III, C.V., a Netherlands limited partnership ("WPNEPIII"), Warburg, Pincus & Co., a New York general partnership ("WP"), E.M. Warburg, Pincus & Co., LLC, a New York limited liability company ("EMW"), Hilltopper Holding Corp., a Delaware corporation ("Parent"), Hilltopper Acquisition Corp., a Georgia corporation ("Merger Sub" and, collectively with WPEP, WPNEPI, WPNEPII, WPNEPII, WP, EMW and Parent, the "Warburg Reporting Persons");

     b. Welsh, Carson, Anderson, & Stowe VI, L.P., a Delaware limited partnership ("WCAS VI"), WCAS Capital Partners II, L.P., a Delaware limited partnership ("WCAS CP II"), WCAS Healthcare Partners, L.P., a Delaware limited partnership (WCAS HP"), WCAS HP Partners, L.P., a Delaware limited partnership ("HP Partners"), WCAS VI Partners, a Delaware general partnership (VI Partners"), WCAS CP II Partners, a New Jersey general partnership ("CP II Partners"), Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Robert A. Minicucci and Paul B. Queally (collectively, the "WCAS Reporting Persons");

     c. South Atlantic Venture Fund II, Limited Partnership, a Delaware limited partnership ("South Atlantic II"), South Atlantic Venture Fund III, Limited Partnership, a Delaware limited partnership ("South Atlantic III"), The Burton Partnership, Limited


                                    33 of 53

Partnership, a Delaware limited partnership ("Burton LP"), South Atlantic Venture Partners II, Limited Partnership, a Delaware limited partnership ("SAVP II"), South Atlantic Venture Partners III, Limited Partnership, a Delaware limited partnership ("SAVP III") and Donald W. Burton ("Burton" collectively with South Atlantic II, South Atlantic III, Burton LP, SAVP II and SAVP III, the "South Atlantic Reporting Persons"); and

     d. J. Stephen Eaton, Lawrence W. Lepley, Jr., Alan C. Dahl and Kent C. Fosha, Sr. (collectively, the "Management Reporting Persons" and, collectively with the Warburg Reporting Persons, the WCAS Reporting Persons and the South Atlantic Reporting Persons, the "Reporting Persons").

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The agreement among the Reporting Persons to file jointly (the "Joint Filing Agreement") is attached hereto as Exhibit 4. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock (as defined below), other than those reported herein as being owned by it.

     Item 1. Security and Issuer.

     This statement on Schedule 13D relates to the Common Stock, par value $0.01 per share (the "Common Stock"), of Centennial HealthCare Corporation, a Georgia corporation (the "Company"), and is being filed pursuant to Rule 13d-1 under the Exchange Act. The address of the principal executive offices of the Company is 400 Perimeter Center Terrace, Suite 650, Atlanta, Georgia 30346.


                                    34 of 53

Item 2. Identity and Background.

Warburg Reporting Persons:
--------------------------

     (a) The sole general partner of WPEP, WPNEPI, WPNEPII and WPNEPIII (collectively, the "WP Funds") is WP. EMW manages the WP Funds. Lionel I. Pincus is the managing partner of WP and the managing member of EMW and may be deemed to control both WP and EMW. WP has a 20% interest in the profits of the WP Funds as the general partner. Parent is wholly owned by WPEP and Merger Sub is wholly owned by Parent. The general partners of WP and the members of EMW, and their respective principal business addresses and principal occupations are set forth on Schedule I hereto. The directors and executive officers of Parent and Merger Sub, and their respective principal business addresses and principal occupations are set forth on Schedule II hereto.

     (b) The address of the principal business and principal office of each of the Warburg Reporting Entities is 466 Lexington Avenue, New York, New York 10017.

     (c) The principal business of the WP Funds is that of a partnership engaged in making venture capital and related investments. The principal business of WP is acting as general partner of the WP Funds, Warburg, Pincus Ventures International, L.P., Warburg, Pincus Ventures, L.P., Warburg Pincus Investors, L.P., and Warburg, Pincus Capital Company, L.P. and certain related funds. The principal business of EMW is acting as manager of the WP Funds, Warburg, Pincus Ventures International, L.P., Warburg, Pincus Ventures, L.P., Warburg, Pincus Investors, L.P., and


                                    35 of 53

Warburg, Pincus Capital Company, L.P. Parent and Merger Sub were formed solely to effect the transactions described herein.

WCAS Reporting Persons
----------------------

     (a) The sole general partner of WCAS VI is VI Partners; the sole general partner of WCAS HP is HP Partners; and the sole general partner of WCAS CP II is CP II Partners.

     (b) The address of the principal business and principal office of each of the WCAS Reporting Persons is 320 Park Avenue, Suite 2500, New York, NY 10022.

     (c) The principal business of the WCAS VI, WCAS HP and WCAS CP II is that of a private investment partnership. The principal business of VI Partners, HP Partners and CP II Partners is acting as general partner of WCAS VI, WCAS HP and WCAS CP II, respectively. The general partners of VI Partners, HP Partners and CP II Partners and their respective principal business addresses and principal occupations are set forth on Schedule III hereto.

South Atlantic Reporting Persons
--------------------------------

     (a) The sole general partner of South Atlantic II is SAVP II, the sole general partner of South Atlantic III is SAVP III and the sole general partner of Burton LP is Burton.

     (b) The address of the principal business and principal office of each of the South Atlantic Reporting Persons, other than Burton LP, is 614 West Bay Street, Tampa, FL 33606. The address of the principal business and principal office of Burton LP is 565 Pine Drive, Jackson, Wyoming 83001.

     (c) The principal business of South Atlantic II and South Atlantic III is that of a private investment partnership. The


                                    36 of 53
principal business of Burton LP is that of a partnership investing in public and private stocks. The principal business of SAVP II and SAVP III is acting as general partner of South Atlantic II and South Atlantic III, respectively. Burton's principal occupation is acting as Managing General Partner of the South Atlantic Reporting Persons. The general partners of South Atlantic II, South Atlantic III and Burton LP and their respective principal business addresses and principal occupations are set forth on Schedule IV hereto.

Management Reporting Persons
----------------------------

     (a)-(c) J. Stephen Eaton is the President, Chairman of the Board and Chief Executive Officer of the Company. Kent C. Fosha, Sr. is Executive Vice President of Operations of the Company. Alan C. Dahl is Executive Vice President, Chief Financial Officer and Treasurer of the Company. Lawrence W. Lepley is President of Paragon Rehabilitation, Inc., an indirect wholly-owned subsidiary of the Company. The business address of each of the Management Reporting Persons is 400 Perimeter Center Terrace, Suite 650, Atlanta, GA 30346.

     (d) None of the Reporting Persons, nor, to the best of their knowledge, any of the directors, executive officers, general partners or members referred to in
Item 2(a)-(c) has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons nor, to the best of their knowledge, any of the directors, executive officers, general partners or members referred to in Item 2(a)-(c) has, during the last five years, been a party to a civil proceeding of a judicial


                                    37 of 53
or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) Except as otherwise indicated on Schedules I-IV hereto, each of the individuals referred to in Item 2(a)-(c) above is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.

Warburg Reporting Persons
-------------------------

     The total amount of funds required to purchase the Common Stock pursuant to the Merger Agreement (as defined below) will be approximately $55,000,000, and will be furnished from the working capital of the WP Funds and certain affiliates of the South Atlantic Reporting Persons. No funds were required to acquire beneficial ownership of the shares of Common Stock reported on this
Schedule 13D.

WCAS Reporting Persons
----------------------

     As previously reported in filings with the Securities and Exchange Commission by WCAS VI, WCAS CP II and WCAS HP, and as further described in Item 5 below, WCAS VI, WCAS CP II and WCAS HP currently beneficially own 2,520,193 (21.1%), 246,896 (2.2%) and 81,384 (0.7%) shares of Common Stock, respectively.
A majority of the shares of Common Stock held by WCAS VI, WCAS CP II and WCAS HP were acquired from the Company upon conversion of securities of the Company which were issued to such entities in connection with the December 31, 1995 merger (the "THS Merger")


                                    38 of 53
between a subsidiary of the Company and Transitional Health Services ("THS") in respect of securities of THS which had been purchased with the working capital of such entities. A portion of the shares of Common Stock held by WCAS VI, WCAS CP II and WCAS HP were acquired from the Company upon conversion of securities of the Company which had been purchased directly from the Company with the working capital of such entities. The remainder of the shares of common Stock held by WCAS VI, WCAS CP II and WCAS HP were acquired on January 31, 1997 from Mr. Eaton for $12.18 per share with the working capital of such entities. No additional shares of Common Stock have been acquired by any of such Reporting Persons in connection with the Merger Agreement (as defined and further described in Item 6 below).

     Patrick J. Welsh, Russell L. Carson, Bruce K. Anderson, Andrew M. Paul, Thomas E. McInerney, Robert A. Minicucci and Paul B. Queally acquired certain of the shares of Common Stock owned by them in connection with the THS Merger and the balance of such shares pursuant to distributions by the partnerships of which they are general partners, except that Andrew M. Paul acquired 3,000 shares of Common Stock owned by him by purchases in the initial public offering of the Company on July 1, 1997.

     By virtue of the Voting Agreement (as defined and described in item 6 below), the Warburg Reporting Persons may be deemed to have shared voting power over the shares of Common Stock held by the WCAS Reporting Persons.


                                    39 of 53

     South Atlantic Reporting Persons
     --------------------------------

     As previously reported in filings with the Securities and Exchange Commission by South Atlantic II, South Atlantic III and Burton LP, and as further described in Item 5 below, South Atlantic II, South Atlantic III and Burton LP currently beneficially own 798,963 (6.7%), 206,214 (1.7%) and 187,500 (1.6%) shares of Common Stock, respectively.

     South Atlantic II acquired its shares in private transactions with the Company and certain individual shareholders during the period from December 27, 1992 to January 31, 1997; South Atlantic III acquired its shares in private transactions with the Company and certain individual shareholders during the period from August 8, 1994 to January 31, 1997; and Burton LP acquired its shares in the open market during the period from September 1998 to September 1999.

     By virtue of the Voting Agreement, the Warburg Reporting Persons may be deemed to have shared voting power over the shares of Common Stock held by the South Atlantic Reporting Persons.

     Management Reporting Persons
     ----------------------------

     J. Stephen Eaton currently owns 1,115,371 shares of Common Stock (not including 97,706 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days). These shares were acquired as follows: Mr. Eaton was founder of the Company and acquired the majority of his shares upon its initial capitalization; he purchased 7,066 shares in private sales for $8.49 per share in 1994; he acquired 76,632 shares upon exercise of options granted


                                    40 of 53
under the 1992 Stock Option Plan at $.2944 per share; he acquired an additional 5,000 shares for $16.00 per share in conjunction with the Company's initial public offering; and he received shares as a result of a stock dividend in connection with the THS Merger. No additional shares of Common Stock have been acquired by such Reporting Person in connection with the Merger Agreement.

     Kent C. Fosha, Sr. currently owns 8,970 shares of Common Stock (not including 45,979 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days). These shares were acquired as follows: 1,000 shares were acquired in the open market for $3.75 per share; and 7,970 shares were acquired upon the exercise of options granted under the Company's 1992 Stock Option Plan at an exercise price of $.2944 per share. No additional shares of Common Stock have been acquired by such Reporting Person in connection with the Merger Agreement.

     Alan C. Dahl currently owns 92,792 shares of Common Stock (not including 34,484 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days). These shares were acquired as follows: 2,000 shares were acquired in the initial public offering for $16.00 per share; 2,000 shares were acquired in the open market for $20.125 per share; 12,000 shares were acquired in the open market for $3.75 per share; 1,300 shares were acquired in the open market for $4.062 per share; 20,000 shares were acquired in the


                                    41 of 53
open market for $3.938 per share; 11,495 shares were acquired upon the exercise of options granted under the 1994 Stock Option Plan at an exercise price of $7.83 per share; 38,316 shares were acquired upon the exercise of options granted under the 1992 Stock Option Plan at an exercise price of $.2944 per share; 4,056 shares were received as the result of a stock dividend in connection with the THS Merger; and 1,625 shares were purchased in a private sale for $8.49 per share in 1994. No additional shares of Common Stock have been acquired by such Reporting Person in connection with the Merger Agreement.

     Lawrence W. Lepley currently owns 83,225 shares of Common Stock (not including 9,001 shares purchasable upon exercise of stock options that are currently exercisable or will become exercisable within 60 days). All 83,225 shares were acquired from the Company upon conversion of securities in connection with the THS Merger. No additional shares of Common Stock have been acquired by such Reporting Person in connection with the Merger Agreement.

     By virtue of the Voting Agreement, the Warburg Reporting Persons may be deemed to have shared voting power over the shares of Common Stock held by the Management Reporting Persons.

Item 4. Purpose of Transaction.

     Except as set forth in Item 6 below, none of the Reporting Persons nor, to the best of their knowledge, any person listed in Schedules I-IV hereto, has any plans or proposals which relate to or would result in: (a) the acquisition by any person of additional securities of the Company, or the disposition of


                                    42 of 53
securities of the Company; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries; (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries; (d) any change in the present Board of Directors or management of the Company, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board; (e) any material change in the present capitalization or dividend policy of the Company; (f) any other material change in the Company's business or corporate structure; (g) changes in the Company's charter, By-Laws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Company by any person; (h) causing a class of securities of the Company to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association; (i) a class of equity securities of the Company becoming eligible for termination of registration pursuant to
Section 12(g)(4) of the Exchange Act; or (j) any action similar to any of those enumerated above.

Item 5. Interest in Securities of the Issuer.

Warburg Reporting Persons
-------------------------

     (a) As of February 25, 2000, the Warburg Reporting Persons may be deemed to beneficially own 5,505,623 shares of Common Stock. By reason of their respective relationships with WPEP, each of the Warburg Reporting Persons may be deemed under Rule 13d-3 under the Exchange Act to own beneficially all of the shares of Common Stock


                                    43 of 53
which WPEP beneficially owns. As of March 3, 2000, 5,505,623 shares of Common Stock represented approximately 46% of the outstanding shares of Common Stock, based on the 11,923,618 shares of Common Stock outstanding as of such date, as represented by the Company to the Reporting Persons.

     (b) Pursuant to the Voting Agreement, the Warburg Reporting Persons may be deemed to have shared power to vote the Subject Shares (as defined in Item 6 below). None of the Warburg Reporting Persons has the power to dispose or to direct the disposition with respect to any of the Subject Shares.

     WCAS Reporting Persons
     ----------------------
     See Item 3.

     South Atlantic Reporting Persons
     --------------------------------
     See Item 3.

     Management Reporting Persons
     ----------------------------
     See Item 3

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock, other than those reported herein as being owned by it.

     (c) Except as set forth above, no transactions in the Common Stock were effected during the last sixty days by the Reporting Persons or, to the best of their knowledge, by any of the persons set forth on Schedules I-IV hereto.

     (d) Except as set forth in this Item 5, no person other than each respective record owner referred to herein of securities is


                                    44 of 53
known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or
        Relationships With Respect to Securities of the Issuer.

     On February 24, 2000, Parent entered into a Contribution and Subscription Agreement (the "Subscription Agreement") with the WP Funds and WCAS VI, WCAS HP, South Atlantic II, South Atlantic III, Burton LP, Patrick J. Welsh, Russell L. Carson, Bruce K, Anderson, Andrew M. Paul, Thomas E. McInerney, Robert A. Minicucci, Paul B. Queally, J. Stephen Eaton, Lawrence W. Lepley, Jr., Alan C. Dahl and Kent C. Fosha, Sr. (collectively, the "Stockholders").

     Pursuant to the Subscription Agreement, the WP Funds have agreed to purchase an aggregate of 9,031,548 shares of Parent's Series A Convertible Preferred Stock (the "Series A Preferred Stock") for a purchase price of $5.50 per share, or an aggregate purchase price of $49,673,514, and affiliates of the South Atlantic Reporting Persons have agreed to purchase an aggregate of 909,091 shares of Parent's Series B Non-Voting Convertible Preferred Stock (the "Series B Preferred Stock") for a purchase price of $5.50 per share, or an aggregate purchase price of $5,000,000. The shares of Series A Preferred Stock will be convertible into Voting Common Stock of Parent and the shares of Series B Preferred Stock will be convertible into Non-Voting Common Stock of Parent. The Non-Voting Common Stock will be convertible into shares of Voting Common Stock
(i) upon a sale or transfer of such Non-Voting Common Stock to any person or entity other than the WCAS Reporting Persons or the South


                                    45 of 53

Atlantic Reporting Persons or any of their affiliates or (ii) if, after giving effect to such conversion, such holder would not own shares of Voting Common Stock (including any shares issuable upon conversion) representing 10% or more of the Voting Common Stock and Series A Preferred Stock outstanding.

     Also pursuant to the Subscription Agreement, certain of the Stockholders have agreed to contribute an aggregate of 4,710,252 shares (the "Contribution Shares") of Common Stock of the Company to Parent for shares of Series A Preferred Stock or Series B Preferred Stock, on the terms set forth in the Subscription Agreement. Based on the 11,923,618 shares of Common Stock outstanding on March 3, 2000, as represented by the Company to the Reporting Persons on such date, the Contribution Shares represent 39.5% of the outstanding shares of the Company. As a result of the Subscription Agreement, the Warburg Reporting Persons may be deemed to be the beneficial owners of the Contribution Shares. The foregoing summary of the Subscription Agreement is qualified in its entirety by reference to the Subscription Agreement, a copy of which is filed as
Exhibit 1 hereto and incorporated herein by reference.

     On February 25, 2000, Parent, Merger Sub and the Company entered into an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which Parent will acquire all outstanding shares of the Company for $5.50 per share. In accordance with the Merger Agreement, Merger Sub will commence a tender offer (the "Offer") to acquire all outstanding shares of Common Stock for a price in cash of $5.50 per shares. Assuming the Offer is


                                    46 of 53
consummated in accordance with its terms, Merger Sub would then merge with and into the Company (the "Merger"), and each share not previously tendered in the Offer or contributed under the Subscription Agreement (other than shares as to which dissenter's rights have been perfected) will be converted into the right to receive $5.50 per share. Upon consummation of the Merger, all of the equity securities of the Company will be owned by Parent, and the Company will no longer be a reporting company under Section 12 of the Exchange Act, nor will any of its equity securities trade in any public market. The foregoing summary of the Merger Agreement is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed as Exhibit 2 hereto and incorporated herein by reference.

     In connection with the Merger Agreement, Parent, Merger Sub, the Stockholders and WCAS CP II entered into a Voting Agreement, dated as of February 25, 2000 (the "Voting Agreement"), pursuant to which, among other things, the Stockholders and WCAS CP II agreed (i) to vote all shares beneficially owned by them (the "Subject Shares") in favor of the Merger Agreement and the Merger and against any Takeover Proposal (as defined in the Voting Agreement) and any other proposal for action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (ii) to waive any appraisal rights such holders may have in connection with the Merger,
(iii) not to solicit or initiate, or encourage, directly or indirectly, any inquiries regarding the submission of any Takeover Proposal, (iv) not to participate in any


                                    47 of 53
discussions or negotiations regarding, or furnish to any person any information or data with respect to, or take any other action to knowingly facilitate the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (v) not to enter into any agreement with respect to any Takeover Proposal or approve or resolve to approve any Takeover Proposal,
(vi) not to transfer the shares of Common Stock owned by them, (vii) to constitute and appoint Parent and Merger Sub as their true and lawful proxies in connection with the Merger and the Merger Agreement and (viii) not to tender any shares owned by them pursuant to the Offer. The Voting Agreement terminates upon the termination of The Merger Agreement or the effective time of the Merger. Based on the 11,923,618 shares of Common Stock outstanding on March 3, 2000, as represented by the Company to the Reporting Persons on such date, the Subject Shares in the aggregate represent approximately 46% of the outstanding shares of Common Stock. As a result of the Voting Agreement, the Warburg Reporting Persons may be deemed to beneficially own the Subject Shares. The foregoing summary of the Voting Agreement is qualified in its entirety by reference to the Voting Agreement, a copy of which is filed as Exhibit 3 hereto and incorporated herein by reference.

     Pursuant to Rule 13d-1(k) promulgated under the Exchange Act, the Reporting Persons have also entered into the Joint Filing Agreement.

     Except as referred to above, there are no contracts, arrangements, understandings or relationships among the persons named in Item 2 or between such persons and any other person with respect to any securities of the Company.

Item 7. Material to be Filed as Exhibits.

     1. Subscription and Contribution Agreement, dated February 24, 2000, by and among Parent and Stockholders of the Company.


                                    48 of 53

     2. Agreement and Plan of Merger Agreement, dated as of February 25, 2000, by and among the Company, Parent and Merger Sub.

     3. Voting Agreement, dated as of February 25, 2000, by and among Parent, WCAS CP II and the Stockholders.

     4. Joint Filing Agreement, dated as of March 6, 2000, by and among the Reporting Persons.

     5. Power of Attorney from Kent C. Fosha, Sr., Alan C. Dahl and Lawrence W. Lepley to J. Stephen Eaton and Daryl Griswold, dated March 6, 2000.


                                    49 of 53

                                   SIGNATURES

     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


Dated: March 6, 2000                      WARBURG, PINCUS EQUITY
                                          PARTNERS, L.P.

                                          By: Warburg, Pincus & Co.,
                                              General Partner


                                          By: /s/ Joel Ackerman
                                              ------------------------------
                                              Managing Director


                                          WARBURG, PINCUS & CO.


                                          By: /s/ Joel Ackerman
                                              ------------------------------
                                              Managing Director


                                          E.M. WARBURG, PINCUS & CO., LLC

                                          By: Warburg, Pincus &
                                              Co., General Partner


                                          By: /s/ Joel Ackerman
                                              ------------------------------
                                              Managing Director


                                          WARBURG, PINCUS
                                          NETHERLANDS EQUITY
                                          PARTNERS I, C.V.

                                          By: Warburg, Pincus &
                                              Co., General Partner


                                          By: /s/ Joel Ackerman
                                              ------------------------------
                                              Managing Director

                                         WARBURG, PINCUS
                                         NETHERLANDS EQUITY
                                         PARTNERS II, C.V.

                                         By: Warburg, Pincus &
                                             Co., General Partner


                                         By: /s/ Joel Ackerman
                                             ------------------------------
                                             Managing Director


                                         WARBURG, PINCUS
                                         NETHERLANDS EQUITY
                                         PARTNERS III, C.V.

                                         By: Warburg, Pincus &
                                             Co., General Partner


                                         By: /s/ Joel Ackerman
                                             ------------------------------
                                             Managing Director


                                         HILLTOPPER HOLDING CORP.


                                         By: /s/ David Wenstrup
                                             ------------------------------
                                                    Vice President


                                         HILLTOPPER ACQUISITION CORP.


                                         By: /s/ David Wenstrup
                                             ------------------------------
                                                    Vice President


                                         WELSH, CARSON, ANDERSON &
                                         STOWE VI, L.P.


                                         By: /s/ William J. Hewitt
                                             ------------------------------
                                         Name:  William J. Hewitt
                                         Title: Attorney-in-Fact

                                        WCAS CAPITAL PARTNERS II, L.P.


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact


                                        WCAS HEALTHCARE PARTNERS, L.P.


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact


                                        WCAS VI PARTNERS, L.P.


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact


                                        WCAS CP II PARTNERS


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact


                                        WCAS HP PARTNERS, L.P.


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact

                                        SOUTH ATLANTIC VENTURE FUND II,
                                        LIMITED PARTNERSHIP


                                        By: South Atlantic Venture Partners II,
                                            Limited Partnership,
                                            General Partner


                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                             Partner


                                        SOUTH ATLANTIC VENTURE FUND III,
                                        LIMITED PARTNERSHIP


                                        By: South Atlantic Venture Partners III,
                                            Limited Partnership,
                                            General Partner


                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                             Partner


                                        THE BURTON PARTNERSHIP,
                                        LIMITED PARTNERSHIP


                                        By: /s/ Donald W. Burton
                                            ------------------------------
                                             Partner

                                        /s/ J. Stephen Eaton
                                        ------------------------------
                                        J. Stephen Eaton


                                        /s/ Lawrence W. Lepley, Jr.
                                        ------------------------------
                                        Lawrence W. Lepley, Jr.


                                        /s/ Alan C. Dahl
                                        ------------------------------
                                        Alan C. Dahl


                                        /s/ Kent C. Fosha, Sr.
                                        ------------------------------
                                        Kent C. Fosha, Sr.


                                        Patrick J. Welsh
                                        Russell L. Carson
                                        Bruce K. Anderson
                                        Andrew M. Paul
                                        Thomas E. McInerney
                                        Robert A. Minicucci
                                        Paul B. Queally


                                        By: /s/ William J. Hewitt
                                            ------------------------------
                                        Name:  William J. Hewitt
                                        Title: Attorney-in-Fact

                                   SCHEDULE I


     Set forth below is the name, position and present principal occupation of each of the general partners of WP and members of EMW. WP is the sole general partner of WPEP, WPVI, WPNEPI, WPNEPII and WPNEPIII. Except as otherwise indicated, the business address of each of such persons is 466 Lexington Avenue, New York, New York 10017, and each of such persons is a citizen of the United States.

                             GENERAL PARTNERS OF WP

----------------------------------- --------------------------------------------
                                     PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                         TO POSITION WITH WP, AND POSITIONS

     NAME                                   WITH THE REPORTING ENTITIES
----------------------------------- --------------------------------------------
Joel Ackerman                       Partner of WP; Member and Managing Director
                                    of EMW; President, Treasurer and Director
                                    of Parent, President, Treasurer and
                                    Director of Merger Sub
----------------------------------- --------------------------------------------
Harold Brown                        Partner of WP; Member and Senior Managing
                                    Director of EMW
----------------------------------- --------------------------------------------
W. Bowman Cutter                    Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Cary J. Davis                       Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Stephen Distler                     Partner of WP; Member, Managing Director
                                    and Treasurer of EMW
----------------------------------- --------------------------------------------
Stewart K. P. Gross                 Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Patrick T. Hackett                  Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Jeffrey A. Harris                   Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
William H. Janeway                  Partner of WP; Member and Senior Managing
                                    Director of EMW
----------------------------------- --------------------------------------------
Douglas M. Karp                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Charles R. Kaye                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------

----------------------------------- --------------------------------------------
                                     PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                         TO POSITION WITH WP, AND POSITIONS

     NAME                                   WITH THE REPORTING ENTITIES
----------------------------------- --------------------------------------------
Henry Kressel                       Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Joseph P. Landy                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Sidney Lapidus                      Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Kewsong Lee                         Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Jonathan S. Leff                    Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Reuben S. Leibowitz                 Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
David E. Libowitz                   Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Nancy Martin                        Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Edward J. McKinley                  Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Rodman W. Moorhead II               Partner of WP; Member and Senior Managing
                                    Director of EMW
----------------------------------- --------------------------------------------
Howard H. Newman                    Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Gary D. Nusbaum                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Dalip Pathak                        Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Lionel I. Pincus                    Managing Partner of WP; Managing Member,
                                    Chairman of the Board and Chief Executive
                                    Officer of EMW
----------------------------------- --------------------------------------------
John D. Santoleri                   Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------

----------------------------------- --------------------------------------------
                                     PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                         TO POSITION WITH WP, AND POSITIONS

     NAME                                   WITH THE REPORTING ENTITIES
----------------------------------- --------------------------------------------
Henry B. Schact                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Steven G. Schneider                 Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
James E. Thomas                     Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
John L. Vogelstein                  Partner of WP; Member and Vice Chairman of
                                    EMW
----------------------------------- --------------------------------------------
Elizabeth H. Weatherman             Partner of WP; Member and Managing Director
                                    of EMW
----------------------------------- --------------------------------------------
Pincus & Co.*
----------------------------------- --------------------------------------------
NL & Co.**
----------------------------------- --------------------------------------------


---------------------

* New York limited partnership; primary activity is ownership interest in WP and EMW.

** New York limited partnership; primary activity is ownership interest in WP.

As of 12/14/99

                                 MEMBERS OF EMW
                                 --------------

---------------------------- ---------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                     TO POSITION WITH EMW AND POSITIONS

                                        WITH THE REPORTING ENTITIES

       NAME
---------------------------- ---------------------------------------------------
Joel Ackerman                Member and Managing Director of EMW;
                             Partner of WP; President, Treasurer and Director
                             of Parent; President, Treasurer and Director of
                             Merger Sub
---------------------------- ---------------------------------------------------
Frank M. Brochin (3)         Member and Managing Director of EMW

---------------------------- ---------------------------------------------------
Harold Brown                 Member and Senior Managing Director of EMW
                             LLC; Partner of WP
---------------------------- ---------------------------------------------------
W. Bowman Cutter             Member and Managing Director of EMW;
                             Partner of WP
---------------------------- ---------------------------------------------------
Cary J. Davis                Member and Managing Director of EMW;
                             Partner of WP
---------------------------- ---------------------------------------------------
Stephen Distler              Member, Managing Director, and Treasurer of
                             EMW; Partner of WP
---------------------------- ---------------------------------------------------
Tetsuya Fukagawa (5)         Member and Managing Director of EMW
---------------------------- ---------------------------------------------------
Stewart K. P. Gross          Member and Managing Director of EMW;
                             Partner of WP
---------------------------- ---------------------------------------------------
Patrick T. Hackett           Member and Managing Director of EMW;
                             Partner of WP
---------------------------- ---------------------------------------------------
Jeffrey A. Harris            Member and Managing Director of EMW;
                             Partner of WP
---------------------------- ---------------------------------------------------
Roberto Italia (6)           Member and Managing Director of EMW
---------------------------- ---------------------------------------------------
William H. Janeway           Member and Senior Managing Director of EMW
                             LLC; Partner of WP
---------------------------- ---------------------------------------------------

---------------------------- ---------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                     TO POSITION WITH EMW AND POSITIONS

                                        WITH THE REPORTING ENTITIES

       NAME
---------------------------- ---------------------------------------------------
Douglas M. Karp             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Charles R. Kaye             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Henry Kressel               Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Rajiv B. Lall (1)           Member and Managing Director of EMW
--------------------------- ----------------------------------------------------
Joseph P. Landy             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Sidney Lapidus              Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Jonathan S. Leff            Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Kewsong Lee                 Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Reuben S. Leibowitz         Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
David E. Libowitz           Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Nicholas J. Lowcock (3)     Member and Managing Director of EMW
--------------------------- ----------------------------------------------------
John W. MacIntosh (2)       Member and Managing Director of EMW
--------------------------- ----------------------------------------------------
Nancy Martin                Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Edward J. McKinley          Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
James McNaught-Davis (3)    Member and Managing Director of EMW
--------------------------- ----------------------------------------------------

---------------------------- ---------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                     TO POSITION WITH EMW AND POSITIONS

                                        WITH THE REPORTING ENTITIES

       NAME
--------------------------- ----------------------------------------------------
Rodman W. Moorhead III      Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Howard H. Newman            Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Gary D. Nusbaum             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Dalip Pathak                Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Lionel I. Pincus            Managing Member, Chairman of the Board and
                            Chief Executive of EMW; Managing
                            Partner of WP
--------------------------- ----------------------------------------------------
John D. Santoleri           Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Henry B. Schact             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Steven G. Schneider         Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Dominic H. Shorthouse       Member and Managing Director of EMW
(3)
--------------------------- ----------------------------------------------------
Chang Q. Sun (4)            Member and Managing Director of EMW
--------------------------- ----------------------------------------------------
James E. Thomas             Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
John L. Vogelstein          Member and Vice Chairman of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------
Elizabeth H. Weatherman     Member and Managing Director of EMW;
                            Partner of WP
--------------------------- ----------------------------------------------------

---------------------------- ---------------------------------------------------
                                 PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                     TO POSITION WITH EMW AND POSITIONS

                                        WITH THE REPORTING ENTITIES

       NAME
--------------------------- ----------------------------------------------------
Jeremy S. Young (3)         Member and Managing Director of EMW
--------------------------- ----------------------------------------------------
Pincus & Co.*
--------------------------- ----------------------------------------------------


---------------------



(1) - Citizen of India
(2) - Citizen of Canada
(3) - Citizen of United Kingdom
(4) - Citizen of China
(5) - Citizen of Japan
(6) - Citizen of Italy


* New York limited partnership; primary activity is ownership interest in WP and EMW

                                   SCHEDULE II
                                   -----------

            Directors and Executive Officers of Parent and Merger Sub
            ---------------------------------------------------------

               OFFICERS AND DIRECTORS OF HILLTOPPER HOLDING CORP.
               --------------------------------------------------

--------------------------- ----------------------------------------------------
                                   PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                    TO POSITION WITH PARENT, AND POSITIONS

    NAME                                 WITH THE REPORTING ENTITIES
--------------------------- ----------------------------------------------------
Joel Ackerman               President,  Treasurer and
                            Director  of  Parent;   President,
                            Treasurer  and  Director of Merger
                            Sub; Member and Managing  Director
                            of EMW; Partner of WP.
--------------------------- ----------------------------------------------------
David Wenstrup              Vice President, Secretary
                            and   Director  of  Parent;   Vice
                            President,  Secretary and Director
                            of Merger Sub;  Vice  President of
                            EMW.
--------------------------- ----------------------------------------------------


             OFFICERS AND DIRECTORS OF HILLTOPPER ACQUISITION CORP.
             ------------------------------------------------------

--------------------------- ----------------------------------------------------
                                   PRESENT PRINCIPAL OCCUPATION IN ADDITION

                                  TO POSITION WITH MERGER SUB, AND POSITIONS

      NAME                               WITH THE REPORTING ENTITIES
--------------------------- ----------------------------------------------------
Joel Ackerman               President,  Treasurer and
                            Director of Merger Sub; President,
                            Treasurer  and Director of Parent;
                            Member and  Managing  Director  of
                            EMW; Partner of WP.
--------------------------- ----------------------------------------------------
David Wenstrup              Vice President, Secretary
                            and  Director of Merger Sub;  Vice
                            President,  Secretary and Director
                            of Parent; Vice President of EMW.
--------------------------- ----------------------------------------------------

                                  SCHEDULE III

        General Partners and Managing Members of HP Partners, VI Partners
                               and CP II Partners
--------------------------------------------------------------------------------

General Partners/
Managing Members                 Address                     Occupation
----------------                 -------                     ----------

Patrick J. Welsh         Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners, CP II
                         Suite 2500                      Partners, HP
                         New York, NY  10022             Partners and
                                                         affiliated entities

Russell L. Carson        Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners, CP II
                         Suite 2500                      Partners, HP
                         New York, NY  10022             Partners and
                                                         affiliated entities

Bruce K. Anderson        Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners,
                         Suite 2500                      CP II Partners and
                         New York, NY  10022             affiliated entities

Richard H. Stowe         Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners,
                         Suite 2500                      CP II Partners and
                         New York, NY  10022             affiliated entities

James B. Hoover          Dauphin Capital Partners        Private Equity Fund
                         108 Forest Avenue               Manager; General
                         Locust Valley, NY  11560        Partner or Managing
                                                         Member,CP II Partners
                                                         and affiliated entities

Charles G. Moore, III    The Woodman Building            Private Investor or
                         75 Pearl Street                 Managing Member;
                         Suite 209                       General Partner, CP II
                         Portland, ME  04101             Partners and
                                                         affiliated entities

Andrew M. Paul           Welsh, Carson, Anderson         General Partner or
                         & Stowe                         Managing Member,
                         320 Park Avenue                 VI Partners, CP II
                         Suite 2500                      Partners and affiliated
                         New York, NY  10022             entities

Thomas E. McInerney      Welsh, Carson, Anderson         General Partner or
                         & Stowe                         Managing Member,
                         320 Park Avenue                 VI Partners, CP II
                         Suite 2500                      Partners and affiliated
                         New York, NY  10022             entities

Laura VanBuren           Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners and CP II
                         Suite 2500                      Partners and affiliated
                         New York, NY  10022             entities

Robert A. Minicucci      Welsh, Carson, Anderson         General Partner or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 VI Partners, CP II
                         Suite 2500                      Partners and affiliated
                         New York, NY  10022             entities

Anthony J. deNicola      Welsh, Carson, Anderson         General Partners or
                          & Stowe                        Managing Member,
                         320 Park Avenue                 CP II Partners, VI
                         Suite 2500                      Partners and affiliated
                         New York, NY  10022             entities

Paul B. Queally          Welsh, Carson, Anderson         General Partner,
                         & Stowe                         VI Partners and
                         320 Park Avenue                 affiliated entities
                         Suite 2500
                         New York, NY  10022

                                   SCHEDULE IV

                     General Partners of South Atlantic II,
                        South Atlantic III and Burton LP
--------------------------------------------------------------------------------

General Partners/         Address              Occupation
Managing Members         ---------             ------------
----------------

Donald W. Burton       614 West Bay Street     Managing General Partner, South
                       Tampa, FL 33606         Atlantic II, South Atlantic III
                                               and Burton LP


Sandra P. Barber       614 West Bay Street     General Partner, South Atlantic
                       Tampa, FL 33606         II and South Atlantic III